EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of February 1, 2019 (the “Effective Date”), is entered into between Elle Pharmaceutical, LLC, a Delaware limited liability company (“Elle”), with a place of business at, and HARROW HEALTH, INC., a Delaware corporation (“Harrow”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130. The parties hereby agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the respective meanings set forth below, and grammatical variations of such terms shall have corresponding meanings:

1.1 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, more than fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. Notwithstanding the foregoing, for purposes of this Agreement, neither Harrow nor Mayfield Pharmaceuticals, Inc. (“Mayfield”) shall be Affiliates of the other or the other’s Affiliates.

1.2 “Assets” means, collectively, (a) the Technology; (b) all discoveries, inventions, technology, compositions, formulations, samples, components, processes, standards, methods, inventories, supplies, equipment, procedures and techniques relating thereto; (c) all formulae, data, information, results of experimentation and testing, and other know-how, whether or not patentable or copyrightable, relating thereto; (d) all product registrations and applications therefor relating thereto; and (e) all intellectual property rights and other assets relating thereto (including without limitation the Assigned Patent Rights and Assigned Know-How Rights).

1.3 “Assigned Know-How Rights” means all trade secret and other know-how rights related to the Technology or which are necessary or useful to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application within the Assigned Patent Rights, whether existing as of the Effective or hereinafter developed or acquired.

1.4 “Assigned Patent Rights” means, collectively, (a) all patents and patent applications (including provisional patent applications) in any jurisdiction that claim the Technology (whether existing before or after the Effective Date), including those listed on Schedule 1 to Exhibit A, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof.

1.5 “Contract” or “Contracts” means any mortgage, indenture, lease, contract, covenant, arrangement, agreement, instrument, commitment, purchase order or license.

1.6 “Dyspareunia Product” means any product, in any gel-based form or formulation, containing lidocaine as an active pharmaceutical ingredient with a concentration in the range of 3.18% - 4.40% for the treatment of dyspareunia.

1.7 “Encumbrance” or “Encumbrances” means any encumbrance, lien, charge, hypothecation, pledge, mortgage, adverse claim, option, preemptive right, or other security interest of any nature, or any Contract to create any of the foregoing entered into by Elle on or before the Effective Date.

1.8 “First Commercial Sale” means, with respect to any Product, the first sale of such Product by Harrow, its Licensees, or its or their respective Affiliates after all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.9 “GAAP” means United States generally accepted accounting principles.

1.10 “Improvement Patent Rights” means, collectively, (a) all patent applications hereafter filed anywhere in the world, together with all divisionals, continuations and continuations-in-part that claim priority to, or common priority with, the foregoing; (b) all patents issuing therefrom (including utility models and design patents and certificates of invention); (c) all reissues, reexaminations, inter partes reviews, renewals, restorations, extensions and supplementary protection certificates of any of the foregoing patent applications or patents; (d) all confirmation patents, registration patents or patents of addition based on any of the foregoing patents; and (e) all foreign counterparts of any of the foregoing, or as applicable portions thereof; in each case (i) that have an earliest priority date that is after the Effective Date and before the effective date of termination pursuant to Section 9.2, (ii) that claim the Dyspareunia Product or the manufacture or use thereof, and (iii) in which and only to the extent that Harrow has a licensable interest exercisable without violating the terms of any agreement or other arrangement with any Third Party or incurring any additional royalty, fee or other charge; provided, however, that Improvement Patent Rights shall exclude the Assigned Patent Rights.

1.11 “Knowledge of Elle” or “Elle’s Knowledge” means the actual knowledge of any director, officer, member or employee of Elle and the Knowledge such individuals would reasonably be expected to obtain in the course of diligently performing his or her duties for Elle and/or making a reasonable inquiry into the matters contemplated by this Agreement.

1.12 “Licensee” means a Third Party to whom Harrow or its Affiliate has granted a license, immunity or other right under the Assigned Patent Rights to offer to sell, sell or otherwise commercialize one or more Products, provided such license has not expired or been terminated.

1.13 “Net Sales” means, with respect to any Product, the gross sales price of such Product invoiced by Harrow, its Licensees, and its and their respective Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Product), less: (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers; (b) freight and insurance costs in transporting Product; (c) cash, quantity and trade discounts, rebates and other price reductions for Product; (d) sales, use, value-added and other direct taxes; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing Product; (f) an allowance for uncollectible or bad debts determined in accordance with GAAP not to exceed three percent (3%) of Net Sales of such Product for the applicable quarterly reporting period before giving effect to this subsection (f); and (g) the fully-burdened cost of goods sold determined in accordance with GAAP.

1.14 “Other Product” means any product in any gel-based form or formulation, the manufacture, use, sale, offer for sale, lease or importation of which would constitute an infringement, an inducement to infringe or contributory infringement of any Valid Claim (if such Valid Claim were in an issued patent not owned by or licensed to Harrow) but is not a Dyspareunia Product.

1.15 “Payment Period” means, on a Product-by-Product and country-by-country basis, the period of time beginning on the date of the First Commercial Sale of such Product in such country and continuing during the term for which a Valid Claim (if such Valid Claim were in an issued patent) in such country remains in effect and would be infringed (if such Valid Claim were in an issued patent not owned by or licensed to Harrow) by the manufacture, use, offer for sale, sale or import of such Product in such country.

1.16 “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group of any of the foregoing.

1.17 “Product” means a Dyspareunia Product or an Other Product.

1.18 “Tax” or “Taxes” means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligation under any agreement or arrangement with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

1.19 “Technology” means, collectively, (a) Dyspareunia Product, (b) all compositions, components and formulations thereof, and (c) any and all methods of manufacture and uses of the foregoing.

1.20 “Third Party” means any Person other than Harrow, Elle or their respective Affiliates.

1.21 “Valid Claim” means either (a) a claim of an issued and unexpired patent included within the Assigned Patent Rights, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (b) a claim of a pending patent application included within the Assigned Patent Rights, which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

2. Purchase and Sale of the Assets.

2.1 Assets. Subject to the terms and conditions of this Agreement, Harrow hereby agrees to, and hereby does, purchase from Elle, and Elle hereby agrees to, and hereby does, sell, convey, transfer and assign to Harrow, on the Effective Date, all of Elle’s right, title and interest in and to the Assets, including without limitation all those assets described on Schedule 1 of the Patent Assignment attached hereto as Exhibit A. Concurrently with the execution of this Agreement, Elle shall deliver all required consents to Material Contracts (as defined below) as set forth on Schedule 3.7 hereof. To the extent necessary to comply with applicable privacy laws, Elle shall have the right to redact patient identifying information from any data or information transferred to Harrow.

2.2 No Assumption of Liabilities. Harrow shall not be obligated to assume or perform and is not assuming or performing any liabilities or obligations of Elle which relate to Elle’s ownership of the Assets prior to the Effective Date, whether known or unknown, fixed or contingent, certain or uncertain, and regardless of when they are or were asserted, and Elle shall remain responsible for and shall promptly pay such liabilities.

2.3 Transfer Documents. The sale, conveyance, transfer and assignment of the Assets may be further evidenced by the due execution and delivery by the parties of any additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Harrow. Without limiting the generality of the foregoing, (a) on the Effective Date, Elle shall duly execute and deliver to Harrow the patent assignment in the form attached as Exhibit A (the “Patent Assignment”) evidencing the sale, conveyance, transfer and assignment of the Assigned Patent Rights from Elle to Harrow in accordance with this Agreement, and (b) at such time as reasonably requested by Harrow on or after the Effective Date, Elle shall duly execute and deliver to Harrow such additional bills of sale, assignment or other title transfer documents and instruments as reasonably requested by Harrow evidencing the sale, conveyance, transfer and assignment of the Assets in accordance with this Agreement.

2.4 Consideration. The consideration for the sale to Harrow of the Assets under this Agreement shall consist of the following (collectively, the “Purchase Price”):

2.4.1 Twenty-Five Thousand Dollars ($25,000), payable within thirty (30) days after the Effective Date; and

2.4.2 the Net Sales Payment Consideration (as defined below).

2.5 Allocation of Purchase Price. The Purchase Price shall be allocated, if an allocation is required, by Harrow within sixty (60) days following a determination that such allocation is required. After the Effective Date, Harrow and Elle shall make consistent use of any allocation required under Section 1060 of the Internal Revenue Code for all Tax purposes and in all filings, declarations and reports with the Internal Revenue Service or any other applicable taxing authority in respect thereof. In any and all actions, suits, proceedings, arbitration, or governmental or regulatory investigations or audits related to the determination of any Tax, neither Harrow nor Elle shall contend or represent that such allocation is not a correct allocation.

3. Representations and Warranties of Elle. Elle hereby represents and warrants to Harrow, except as indicated on the disclosure schedules, if any, attached to this Agreement, as follows:

3.1 Authority and Binding Effect. Elle has the full power and authority to execute and deliver this Agreement, the Patent Assignment and other documents and instruments contemplated hereby. This Agreement, the Patent Assignment and other documents and instruments contemplated hereby, and the consummation by Elle of its obligations contained herein and therein, have been duly authorized by all necessary actions of Elle, and this Agreement, the Patent Assignment and other documents and instruments contemplated hereby have been duly executed and delivered by Elle. This Agreement, the Patent Assignment and other documents and instruments contemplated hereby are valid and binding agreements of Elle, enforceable against Elle in accordance with their respective terms.

3.2 Organization and Standing. Elle is duly organized, validly existing and in good standing under the laws of the State of Delaware. Elle is qualified to do business in each jurisdiction where such qualification is necessary. Elle has the requisite corporate power and authority to conduct its business as now conducted, to own the Assets and to use such Assets in the conduct of its business.

3.3 Intellectual Property.

3.3.1 All Assigned Patent Rights as of the Effective Date are listed in Schedule 1 of the Patent Assignment attached hereto as Exhibit A.

3.3.2 Elle has good and marketable title to each of the Assets, and each of the Assets is held or controlled by Elle free and clear of any Encumbrances (including without limitation any distribution rights and royalty rights). Except as provided in the Material Contracts, all Assets will be fully transferable, alienable or licensable by Harrow without restriction and without payment of any kind to any Third Party.

3.3.3 All Assets (including without limitation the Assigned Patent Rights) are currently in compliance with applicable legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and are not subject to any unpaid maintenance fees or taxes or actions falling due within ten (10) days after the Effective Date.

3.3.4 To the extent that any Assets were originally owned or created by or for any Person other than Elle, (a) Elle has obtained or will procure the complete, unencumbered and unrestricted right to effect the transfer of the Assets from Elle to Harrow and confirms that such transfer does not violate any such right to transfer; (b) no Third Parties have retained or otherwise have any rights or licenses with respect to the Assets; and (c) to the Knowledge of Elle, no valid basis exists for any such Person to challenge or object to this Agreement or the transactions contemplated herein.

3.3.5 To Elle’s Knowledge, Elle has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use, to any Person any Assets.

3.3.6 To Elle’s Knowledge, Elle is not required to make or accrue any royalty, milestone or other similar payment to any Third Party in connection with any of the Assets.

3.3.7 To Elle’s Knowledge as of the Effective Date, none of the Assets transferred hereunder infringe upon or misappropriate the intellectual property of any Third Party.

3.4 Conflicts; Consents. The execution and delivery by Elle of this Agreement and the Patent Assignment, and the consummation of the transactions contemplated hereby, will not conflict with (i) any provision of the certificate of incorporation or bylaws of Elle, each as amended to date; (ii) Contracts to which Elle or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Elle or any of its properties or assets (tangible and intangible). Except as disclosed in Schedule 3.7, it is not necessary for Elle to take any action or to obtain any approval, consent or release by or from any Third Party, governmental or other, to enable Elle to enter into or perform its obligations under this Agreement and the Patent Assignment.

3.5 Litigation and Proceedings. There is no claim, action, suit, proceeding or investigation (or any counter or cross-claim in an action brought by or on behalf of Elle), whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to Elle’s Knowledge, threatened, against Elle, which (i) could reasonably be expected to adversely affect Elle’s ability to perform its obligations under this Agreement or the Patent Assignment or complete any of the transactions contemplated hereby; or (ii) involves the possibility of any judgment or liability, or which may become a claim, against the Assets, Harrow or its business. Elle is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Elle or any of the Assets that affects, involves or relates to the Assets.

3.6 Compliance with Law/Permits. Elle is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Elle. No unresolved (i) charges of violations of laws or regulations relating to Elle’s business have been made or threatened; (ii) proceedings or investigations relating to Elle’s business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Elle relating to or arising out of its business by any governmental authorities.

3.7 Contracts. Schedule 3.7 lists the Contracts to which Elle is a party as of the date hereof which arise out of or relate to the Assets by which any of the Assets are currently bound (the “Material Contracts”). Elle is not in violation of or in default under (nor is there existing conditions which with either the passage of time or giving of notice or both would cause such a violation or default under) any such Material Contract. Each such Material Contract is in full force and effect, and has a legal, valid and binding obligation Elle, and to Knowledge of Elle, each of the other parties thereto, and is enforceable in accordance with its terms. Elle has not received notice that it is in violation or breach of or in default under any such Material Contract. Except as set forth in Schedule 3.7, no such Material Contract has a provision that would require consent, notice or the payment of money or transfer of property as a result of the transactions contemplated herein.

3.8 Full Disclosure. The representations and warranties made by Elle in this Agreement and the schedules to be delivered pursuant to this Agreement do not contain any untrue statement of material fact or omit to state a material fact necessary to make any of them in the light of the circumstances in which they were made, not misleading.

3.9 No Broker. Elle has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement

4. Representations and Warranties of Harrow. Harrow represents and warrants to Elle as follows:

4.1 Authority and Binding Effect. Harrow has the full corporate power and authority to execute and deliver this Agreement and the Patent Assignment. This Agreement and the Patent Assignment, and the consummation by Harrow of its obligations contained herein and therein, have been duly authorized by all necessary corporate actions of Harrow, and this Agreement and the Patent Assignment have been duly executed and delivered by Harrow. This Agreement and the Patent Assignment are valid and binding agreements of Harrow, enforceable against Harrow in accordance with their respective terms.

4.2 Organization and Standing. Harrow is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Harrow is qualified to do business in each jurisdiction where such qualification is necessary and where the failure to be so qualified would have a material adverse effect on Harrow. Harrow has the requisite corporate power and authority to conduct its business as now conducted.

4.3 Conflicts; Consents. The execution and delivery by Harrow of this Agreement and the Patent Assignment, and the consummation of the transactions contemplated hereby, will not give rise to a Conflict with respect to (i) any provision of the certificate of incorporation or bylaws of Harrow, each as amended to date; (ii) Contracts to which Harrow or any of its properties or assets (including intangible assets) is subject; or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Harrow or any of its properties or assets (tangible and intangible), except in any such case where it would not have a material adverse effect on Elle’s rights under the Assets. It is not necessary for Harrow to take any action or to obtain any approval, consent, or release by or from any Third Party, governmental or other, to enable Harrow to enter into or perform its obligations under this Agreement and the Patent Assignment.

4.4 Compliance with Law/Permits. Harrow is in compliance with all, and is not in violation of any, law, ordinance, order, decree, rule or regulation of any governmental agency or authority, the violation of or noncompliance with which could have a material adverse effect on Harrow. No unresolved (i) charges of violations of laws or regulations relating to Harrow’ business have been made or threatened; (ii) proceedings or investigations relating to Harrow’ business are pending or have been threatened; and (iii) citations or notices of deficiency have been issued or have been threatened, against Harrow relating to or arising out of its business by any governmental authorities, which have had or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on Harrow.

4.5 No Broker. Harrow has not retained or used the services of an agent, finder, or broker in connection with the transactions contemplated by this Agreement.

5. Net Sales Payments.

5.1 Net Sales Payment Amounts.

5.1.1 Net Sales Payment Consideration. Subject to the provisions in this Section 5.1, on a Product-by-Product and country-by-country basis, Harrow shall pay to Elle, on a quarterly basis, seven and one-half percent (7½%) of Net Sales of any Dyspareunia Product during the applicable Payment Period and three and one-half percent (3½%) of Net Sales of any Other Product during the applicable Payment Period (the “Net Sales Payment Consideration”).

5.1.2 Combination/Bundled Products. In the event that a Product is sold by Harrow, its Licensees or their respective Affiliates in combination with one or more products which is itself not a Product, then Net Sales shall be calculated by multiplying the sales price of such combination sale by the fraction A/(A+B) where A is the fair market value of the Product(s) and B is the fair market value of the other product(s) in the combination sale, each as reasonably determined by Harrow.

5.2 Reports and Net Sales Payments. Within seventy-five (75) days after the end of each calendar quarter during the applicable Payment Period, Harrow shall deliver to Elle a report setting forth for such calendar quarter (a) the calculation of the applicable Net Sales Payment Consideration; (b) the payments due under this Agreement for the sale of each Product; and (c) the applicable exchange rate as determined below. Harrow shall remit the total payments due for the sale of Products during such calendar quarter at the time such report is made. No such reports or payments shall be due for any Product before the First Commercial Sale of such Product. With respect to Net Sales received in United States dollars, all amounts shall be expressed in United States dollars. With respect to Net Sales received in a currency other than United States dollars, all amounts shall be expressed both in the currency in which the amount is invoiced (or received as applicable) and in the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable calendar quarter.

5.3 Payment Provisions.

5.3.1 Payment Terms. The Net Sales Payment Consideration shown to have accrued by each report provided for under Section 5.2 shall be due on the date such report is due. Payment of Net Sales Payment Consideration in whole or in part may be made in advance of such due date.

5.3.2 Exchange Control. If at any time legal restrictions prevent the prompt remittance of part or all Net Sales Payment Consideration with respect to any country where a Product is sold, Harrow shall have the right, in its sole discretion, to make such payments by depositing the amount thereof in local currency to Elle’s account in a bank or other depository institution in such country. If the payment rate specified in this Agreement should exceed the permissible rate established in any country, the payment rate for sales in such country shall be adjusted to the highest legally permissible or government-approved rate.

5.3.3 Withholding Taxes. Harrow shall be entitled to deduct the amount of any withholding taxes, value-added taxes or other taxes, levies or charges with respect to such amounts, other than United States taxes, payable by Harrow, its Licensees or its or their respective Affiliates, or any taxes required to be withheld by Harrow, its Licensees or its or their respective Affiliates, to the extent Harrow, its Licensees or their respective Affiliates pay to the appropriate governmental authority on behalf of Elle such taxes, levies or charges. Harrow shall use reasonable efforts to minimize any such taxes, levies or charges required to be withheld on behalf of Elle by Harrow, its Licensees or its or their respective Affiliates. Harrow promptly shall deliver to Elle proof of payment of all such taxes, levies and other charges, together with copies of all communications from or with such governmental authority with respect thereto.

5.4 Audits. Upon the written request of Elle and not more than once in each calendar year, Harrow shall permit an independent certified public accounting firm of nationally recognized standing selected by Elle and reasonably acceptable to Harrow, at Elle’s expense, to have access during normal business hours to such of the financial records of Harrow as may be reasonably necessary to verify the accuracy of the Net Sales Payment Consideration reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Elle has already conducted an audit under this Section. If such accounting firm concludes that additional amounts were owed during the audited period, Harrow shall pay such additional amounts within thirty (30) days after the date Elle delivers to Harrow such accounting firm’s written report so concluding. The fees charged by such accounting firm shall be paid by Elle; provided, however, if the audit discloses that the Net Sales Payment Consideration payable by Harrow for such period are more than one hundred ten percent (110%) of the Net Sales Payment Consideration actually paid for such period, then Harrow shall pay the reasonable fees and expenses charged by such accounting firm. Elle shall cause its accounting firm to retain all financial information subject to review under this Section 5.4 in strict confidence; provided, however, that Harrow shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Harrow regarding such financial information. The accounting firm shall disclose to Elle only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Elle shall treat all such financial information as Harrow’ confidential information, and shall not disclose such financial information to any Third Party or use it for any purpose other than as specified in this Section 5.4.

6. Post-Effective Date Covenants.

6.1 Harrow Diligence.

6.1.1 Harrow shall use commercially reasonable efforts (whether alone or with or through its Affiliates or Third Parties) to commercialize a Product.

6.1.2 As between the parties, Harrow shall control, at its sole expense, the preparation, filing, prosecution, maintenance and enforcement of the Assigned Patent Rights consistent with prudent business practices, and shall consider in good faith the interests of Elle.

6.2 Technology Transfer. Within thirty (30) days after the Effective Date, Elle shall transfer to Harrow all Assets, including without limitation all items described on Exhibit B.

6.3 Further Assistance.

6.3.1 Elle shall provide all cooperation reasonably requested by Harrow in connection with any effort by Harrow to establish, perfect, defend, or enforce its rights in or to the Assets (including without limitation the Assigned Patent Rights). Such cooperation shall include, without limitation, (a) executing such further assignments, transfers, licenses, releases and consents, and (b) providing such data and information, consulting with Harrow and executing and delivering all such further documents and instruments, in each case as requested by Harrow regarding the Assets (including without limitation the Assigned Patent Rights).

6.3.2 To the extent Elle cannot transfer and assign any of the Assigned Patent Rights, or any portion thereof, as of the Effective Date, then Elle shall assign and transfer the same at the first opportunity to do so. To the extent further transfer or assignment of any patents rights is required and Elle has not, within fifteen (15) days after the delivery of such assignment to Elle, (a) executed and returned to Harrow the form of assignment reasonably requested by Harrow, or (b) delivered to Harrow a written objection to Harrow’ request, then Elle hereby irrevocably appoints Harrow as its attorney-in-fact with the right, authority, and ability to execute and enter into such assignment on behalf of Elle, subject to Section 9.2.3. Elle stipulates and agrees that such appointment is a right coupled with an interest and shall survive the incapacity or unavailability of Elle at any future time. To the extent that any of the Assigned Patent Rights cannot be assigned and transferred by Elle, then Elle hereby grants Harrow an irrevocable, worldwide, fully-paid up, royalty-free, exclusive license, with the right to sublicense through multiple tiers, under the Assigned Patent Rights for all purposes.

6.3.3 Elle shall provide all cooperation reasonably requested by Harrow, and shall provide all technical assistance and to support reasonably requested by Harrow, regarding (a) the exploitation of the Technology (including without limitation the research, development and production of any Product), and (b) applying for, obtaining and maintaining any and all approvals, licenses, registrations or authorizations necessary or desirable to test, market or commercialize the Technology (including without limitation any Product). Such cooperation shall include, without limitation, providing such data and information, consulting with Harrow and executing and delivering all such further documents and instruments, in each case as requested by Harrow regarding the Technology.

6.3.4 Harrow shall own, and Elle hereby assigns to Harrow, all right title and interest in and to all results and other work product resulting from the activities described in this Section 6.3, together with all patent rights and other intellectual property rights therein and thereto; provided that any such assignment shall be subject to Section 9.2.3.

7. Indemnification.

7.1 Indemnification by Elle. Subject to the provisions of this Section 7, Elle shall indemnify, defend and hold harmless Harrow, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Harrow Indemnitees”), from and against any and all losses, liabilities, damages and expenses (including without limitation reasonable expenses of investigation and attorneys’ and consultants’ fees and expenses in connection with any claim, demand, action or proceeding or settlement of any of any of the foregoing) (collectively, “Losses”) incurred or suffered by an Harrow Indemnitee to the extent arising out of:

7.1.1 any breach of the representations and warranties of Elle set forth in this Agreement;

7.1.2 any breach of any covenant or agreement of Elle set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement; and

7.1.3 the ownership or operation of the Assets prior to the Effective Date.

7.2 Indemnification by Harrow. Subject to the provisions of this Section 7, Harrow shall indemnify and hold harmless Elle, its officers, directors, affiliates, agents, stockholders and representatives (collectively, the “Elle Indemnitees”), from and against any and all Losses incurred or suffered by a Elle Indemnitee to the extent arising out of:

7.2.1 any breach of the representations and warranties of Harrow set forth in this Agreement;

7.2.2 any breach of any covenant or agreement of Harrow set forth in this Agreement or in any certificate, instrument, or other document delivered pursuant to this Agreement;

7.2.3 the ownership or operation of the Assets after the Effective Date or the manufacture, use, or sale of Product solely by Harrow, its Licensees or their respective Affiliates or use of Product by their customers.

7.3 Offset. Harrow may offset against the Net Sales Payment Consideration or any other amounts due Elle from Harrow, any amounts owed to Harrow for indemnification under Section 7.1. The exercise of such offset by Harrow in good faith, whether or not ultimately determined to be justified, shall not constitute an event of default hereunder. Neither the exercise nor the failure to exercise, any such right of offset shall constitute an election of remedies or limit Harrow in any manner in the enforcement of any other remedies that may be available to it.

7.4 Procedure. A party seeking indemnification (the “Indemnitee”) shall promptly notify the other party (the “Indemnifying Party”) in writing of a claim or suit; provided that an Indemnitee’s failure to give such notice or delay in giving such notice shall not affect such Indemnitee’s right to indemnification under this Section 7 except to the extent that the Indemnifying Party has been prejudiced by such failure or delay. Harrow shall have the right to control the defense of all indemnification claims hereunder. Elle shall have the right to participate at its own expense in the claim or suit with counsel of its own choosing. Harrow shall consult with the Indemnitee in good faith with respect to all non-privileged aspects of the defense strategy. Elle shall cooperate with the Harrow as reasonably requested, at the Elle’s sole cost and expense. Harrow shall not settle any claim or suit with respect to which Elle is the Indemnifying Party without Elle’s prior written consent, which consent shall not be unreasonably withheld.

8. Confidentiality and Publication.

8.1 Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, except as otherwise provided in this Section 8, Elle shall maintain in confidence all data and information comprising the Assets (the “Confidential Information”), and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and contractors, to the extent such disclosure is reasonably necessary in connection with performing its obligations or exercising its rights under this Agreement. To the extent that disclosure is authorized by this Agreement, prior to disclosure, Elle shall obtain agreement of any such Person to hold in confidence and not make use of the Confidential Information for any purpose other than those permitted by this Agreement. Elle shall notify the other promptly upon discovery of any unauthorized use or disclosure of the Confidential Information.

8.2 Terms of this Agreement. Except as otherwise provided in this Section 8, neither party shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party; provided, however, that a party may disclose the terms or conditions of this Agreement, (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary, and (b) to a Third Party in confidence in connection with (i) an equity investment in such party, (ii) a merger, consolidation or similar transaction by such party, (iii) a permitted (sub)license under this Agreement, or (iv) the sale of all or substantially all of the assets of such party. Notwithstanding the foregoing, prior to execution of this Agreement, the parties have agreed upon the substance of information that can be used to describe the terms of this transaction, and each party may disclose such information, as modified by mutual agreement from time to time, without the other party’s consent.

8.3 Permitted Disclosures. The confidentiality obligations contained in this Section 8 shall not apply to the extent that (a) a party is required (i) in the reasonable opinion of such party’s legal counsel, to disclose information by applicable law, regulation, rule (including rule of a stock exchange or automated quotation system), order of a governmental agency or a court of competent jurisdiction or legal process, including tax authorities, or (ii) to disclose information to any governmental agency for purposes of obtaining approval to test or market a product, provided in either case that, to the extent practicable, such party shall provide written notice thereof to the other party and sufficient opportunity to object to any such disclosure or to request confidential treatment thereof; or (b) a party can demonstrate that (i) the information was or became public knowledge, other than as a result of actions of such party in violation hereof; or (ii) the information was disclosed to the Recipient on an unrestricted basis from a source unrelated to any party to this Agreement and not under a duty of confidentiality to the other party. Notwithstanding anything to the contrary herein, Harrow may disclose the terms and conditions of this Agreement to any Person with whom Harrow has, or is proposing to enter into, a business relationship, as long as such Person has entered into a confidentiality agreement with Harrow.

8.4 Injunctive Relief. Each party acknowledges that it will be impossible to measure in money the damage to the other party if such party fails to comply with the obligations imposed by this Section 8, and that, in the event of any such failure, the other party may not have an adequate remedy at law or in damages. Accordingly, each party agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is an appropriate remedy for any such failure and shall not oppose the granting of such relief on the basis that the disclosing party has an adequate remedy at law. Each party agrees that it shall not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other party seeking or obtaining such equitable relief.

9. Term and Termination.

9.1 Term. The term of this Agreement shall commence on the Effective Date and continue until expiration of the last to expire Payment Period, unless earlier terminated as set forth below.

9.2 Termination.

9.2.1 If Harrow, whether alone or through an Affiliate or Third Party (including Mayfield), (a) fails to use commercially reasonable efforts to develop and commercialize a Product within the United States, or thereafter to use reasonable efforts to actively promote, market and sell such Product within the United States, or (b) before the third (3rd) anniversary of the Effective Date fails either to file an Investigational New Drug Application in the United States for a Product or to sell a Product for consideration, then Harrow shall provide written notice thereof to Elle and, unless the parties otherwise mutually agree in writing to extend the applicable time period, Elle shall have the right to terminate the Agreement by providing Harrow with thirty (30) days’ prior written notice of termination within fifteen (15) days after Harrow’ written notice described in this Section 9.2.1.

9.2.2 If Mayfield fails to receive net proceeds of the sale of its equity securities to Third Parties of at least ten million dollars ($10,000,000) in cash, whether individually or in the aggregate, by June 1, 2020, then (a) Harrow promptly shall provide written thereof to Elle and (b) Elle shall have the right to terminate this Agreement by providing Harrow with thirty (30) days’ prior written notice of termination within fifteen (15) days after Harrow’ notice described in clause (a).

9.2.3 If Elle terminates this Agreement pursuant to this Section 9.2, then Harrow shall (a) re-assign (or cause to be reassigned) the Assets to Elle and (b) grant to Elle a non-exclusive, worldwide, royalty-free license under the Improvement Patent Rights to make, have made, use, offer for sale, sell, and import Dyspareunia Product.

9.3 Survival. Expiration or termination of this Agreement shall be without prejudice to any rights which shall have accrued to the benefit of any party prior to such expiration. Without limiting the generality of the foregoing, Sections 3, 4, 5, 7, 8, 9.2.3, 9.3 and 10 shall survive any expiration or termination of this Agreement.

10. Miscellaneous.

10.1 Public Announcements. Neither party shall make any public announcements concerning matters concerning this Agreement or the negotiation thereof without the prior written consent of the other party unless such disclosure is required by law, in which case the announcing party shall provide the other party with reasonable notice of such disclosure.

10.2 Assignment. Neither party shall assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that a party may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction; provided that any such permitted assignee shall assume all obligations of its assignor under this Agreement including, in the case of an assignment by Harrow, its payment obligations to Elle in accordance with Section 5. Any purported assignment in violation of this Section 10.2 shall be void and of no legal effect.

10.3 Severability. Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

10.4 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal court located in the Southern District of the State of California or state court in San Diego, California having jurisdiction, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.5 Entire Agreement; Amendment. This Agreement, together with the Exhibit hereto, and each additional document, instrument or other agreement to be executed and delivered pursuant hereto constitute all of the agreements of the parties with respect to, and supersede all prior agreements and understandings relating to the subject matter of, this Agreement or the transactions contemplated by this Agreement. This Agreement may not be modified or amended except by a written instrument specifically referring to this Agreement signed by the parties hereto.

10.6 Waiver. No waiver by one party of the other party’s obligations, or of any breach or default hereunder by any other party, shall be valid or effective, unless such waiver is set forth in writing and is signed by the party giving such waiver; and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature or any other breach or default by such other party.

10.7 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by a party to the other party shall be in writing, delivered by any lawful means to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon receipt by the addressee.

If to Elle:	Elle Pharmaceutical, LLC

If to Harrow:	Harrow Health, Inc.
12264 El Camino Real, Suite 350
San Diego, California 92130
Attention: Chief Executive Officer

10.8 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, each party has caused a duly authorized representative to execute and deliver this Asset Purchase Agreement as of the Effective Date.

ELLE PHARMACEUTICAL, LLC

By:	/s/ Elias Reichel
Name:	Elias Reichel
Title:	President

HARROW HEALTH, INC.

By:	/s/ Mark Baum
Name:	Mark Baum
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

PATENT ASSIGNMENT

WHEREAS, ELLE PHARMACEUTICAL, LLC, a Delaware limited liability company (“Assignor”), with a place of business at 74 Chestnut St., Weston, Massachusetts 02493 is the owner of all rights, title, and interests in and to the patent applications and patents shown on the attached Schedule 1 (the “Assigned Patent Rights”); and

WHEREAS, HARROW HEALTH, INC., a Delaware corporation (“Assignee”), with a place of business at 12264 El Camino Real, Suite 350, San Diego, California 92130, desires to acquire the entire right, title, and interest in and to the Assigned Patent Rights and all the inventions and discoveries disclosed and/or claimed in the Assigned Patent Rights (the “Inventions”);

NOW THEREFORE, be it known that effective as of ___________, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby sells, assigns, transfers, and sets over unto Assignee (1) the entire right, title, and interest in all countries throughout the world in and to said Assigned Patent Rights and Inventions, including any renewals, revivals, reissues, reexaminations, extensions, continuations, continuations-in-part, and divisions of said Assigned Patent Rights and any substitute applications therefor; (2) the entire right to file patent applications (“New Applications”) in the name of Assignee or its designee on the aforesaid Inventions in all countries of the world; (3) the entire right, title, and interest in and to any patent which issued and may issue on the Inventions in any country, and any renewals, revivals, reissues, reexaminations, and extensions thereof, and any patents of confirmation, registration, and importation of the same; (4) the right to sue and recover for, and the right to profits or damages due or accrued in connection with, any and all past, present, or future infringements of the Assigned Patent Rights and Inventions; and (5) the entire right, title, and interest in all convention and treaty rights of all kinds, including without limitation all rights of priority in any country of the world, in and to the above Assigned Patent Rights and Inventions.

AND for the same consideration, said Assignor hereby covenants and agrees to and with said Assignee its successors, legal representatives and assigns, that, at the time of execution and delivery of these presents, said Assignor is the sole and lawful owner of the entire right, title and interest in and to said Inventions and Assigned Patent Rights, and that the same are unencumbered and that said Assignor has good and full right and lawful authority to sell and convey the same in the manner herein set forth.

AND for the same consideration, said Assignor hereby covenants and agrees to and with said Assignee, its successors, legal representatives and assigns, that said Assignor will, whenever counsel of said Assignee, or the counsel of its successors, legal representatives and assigns, shall advise that any proceeding in connection with said Inventions and Assigned Patent Rights in any country, including interference proceedings, is lawful and desirable, or that any application for letters patent, or that any division, continuation or continuation-in-part of any application for letters patent or any reissue or extension of any letters patent, to be obtained thereon, is lawful and desirable, sign all papers and documents, take all lawful oaths, and do all acts necessary or required to be done for the procurement, maintenance, enforcement and defense of said Inventions and Assigned Patent Rights, without charge to said Assignee, its successors, legal representatives and assigns, but at the cost and expense of said Assignee, its successors, legal representatives and assigns.

A-1

AND, Assignor hereby authorizes and requests the competent authorities to grant and to issue any and all patents on the Inventions throughout the world to Assignee, its successors, or assigns, whose rights, title, and interests in such patents are the same as would have been held and enjoyed by Assignor had this assignment, sale, and transfer not been made.

IN WITNESS WHEREOF, the Assignor has caused this Patent Assignment to be duly executed by its officer thereunto duly authorized as of the _____ day of _____, 20__.

ELLE PHARMACEUTICAL, LLC

By:
Name:
Title:

STATE OF	)
)
COUNTY OF _____________	)

On ____________________, before me, ____________________, a Notary Public, personally appeared ____________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of _______ that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

A-2

Acknowledgement of Assignee:

HARROW HEALTH, INC.

By:
Name:
Title:

STATE OF	)
)
COUNTY OF _____________	)

On ____________________, before me, ____________________, a Notary Public, personally appeared ____________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature _______________________________

A-3

EXHIBIT A: SCHEDULE 1

ASSIGNED PATENT RIGHTS

A-4

EXHIBIT B

CERTAIN ASSETS TO BE TRANSFERRED

B-1